EXHIBIT 23.5

CONSENT OF HINSHAW & CULBERTSON, LLP

Pursuant to the requirements of Section 321(b) of the Trust Indenture Act of 1939 in connection with the proposed issuance by CS Financing Corporation of the 5 Year Notes, we hereby consent that reports of examinations by federal, state, territorial and district authorities may be furnished by such authorities to the Securities and Exchange Commission upon its request therefor.

HINSHAW & CULBERTSON, LLP

	By:	/s/ Todd A. Duckson
	Its:	Capital Partner

Dated: September 25, 2006